Exhibit 99.1

CONVERGYS NEWS RELEASE

Convergys Announces Sale of its Human Resources Management

Line of Business to NorthgateArinso

(Cincinnati & Atlanta; March 4, 2010) — Convergys Corporation (NYSE: CVG), a global leader in relationship management, announced today it has signed a definitive agreement to sell its Human Resources Management (HRM) line of business to NorthgateArinso, a leading global human resources software & services provider, for approximately $85 million in cash at closing and $15 million in cash over three years.

With its world headquarters in the United Kingdom, NorthgateArinso has offices in 31 countries on five continents delivering services in over 70 countries through a network of eight Service Delivery Centers. NorthgateArinso’s approximately 5,000 staff members serve more than 20 percent of the FORTUNE Global 500 companies, and it is one of the five largest HR service providers in the world.

Convergys and NorthgateArinso believe this transaction represents a unique opportunity for Convergys’ HRM clients and employees to become part of a larger, dynamically focused entity with a strong record of accomplishment in the HR services business. NorthgateArinso will offer employment to the approximately 2,300 employees of Convergys’ HRM line of business.

“This sale is a major step forward for our HRM clients because NorthgateArinso is a global leader committed to investing in the HRM business. Combining the assets of both companies is transformational and will create one of the top HR specialist companies in the world,” said Jeff Fox, president and CEO of Convergys. “This transaction with NorthgateArinso provides an opportunity for Convergys to focus our investments and efforts on growing our Customer Management and Information Management businesses.”

Convergys expects the transaction to close in the second quarter, once all customary consents and regulatory approvals are received. Jefferies & Company, Inc. acted as exclusive financial advisor to Convergys.

Transaction Impact on Guidance

To provide a more comprehensive understanding of the company’s underlying performance in 2010, Convergys is removing from its guidance for continuing operations approximately $250 million in revenues, $20 million in earnings before interest, taxes, depreciation, and amortization (EBITDA), and the $0.10 earnings per share (EPS) impact related to the HR Management line of business. Convergys now expects full year 2010 results from continuing operations to be as follows:

•	Customer Management revenues of approximately $2 billion and Information Management revenues of approximately $350 million

•	EBITDA of $310 million to $340 million

•	EPS of $0.95 to $1.10

•	Free cash flow to exceed $150 million, plus an additional cash distribution of approximately $40 million from the Cellular Partnerships

Convergys will take opportunities to further streamline the business as they are identified. Any future restructuring actions are not included in this guidance. Not included in the full year EBITDA, EPS, and cash flow guidance for continuing operations are the 2010 impact of the HRM business and this transaction, and approximately $0.05 per share for the change in the president and CEO of the company.

Forward-Looking Statements Disclosure and “Safe Harbor” Note:

This news release contains forward-looking statements that reflect Convergys’ expectations as of March 4, 2010. Actual results of Convergys could differ materially from those discussed herein. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Please refer to Convergys’ most recent news releases and filings with the SEC for additional information including risk factors. We do not undertake to update our forward-looking statements as a result of new information or future events or developments. This news release also contains non-GAAP financial measures in order to provide the users of the financial statements with a more comprehensive understanding of Convergys’ underlying performance.

Webcast Presentation

Convergys will host a webcast to discuss this announcement today at 11:00 AM, EST. The webcast will be available through the following link: http://tinyurl.com/ykvrekc The webcast will also be available for replay through March 31, 2010.

About NorthgateArinso

NorthgateArinso is a leading global Human Resources software & services provider offering innovative HR business solutions to employers of all sizes, including Global Fortune 500 companies and many Public Sector organizations. We help HR executives optimize their HR service delivery through smarter process and more efficient technology, supporting key HR areas like workforce administration, payroll, benefits, recruitment, learning, and talent management.

Our 5,000 employees are dedicated to HR excellence through strategic business consulting, outsourcing services, systems integration, and best-of-breed software solutions. We are one of the five largest HR service providers worldwide and have offices in 31 countries on five continents.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys has been voted a Fortune Most Admired Company for nine consecutive years. We have approximately 70,000 employees in 82 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

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Contacts:

Financial Analysts - David Stein

+1 513 723 7768 or investor@convergys.com

Business & Financial Media - John Pratt

+1 513 723 3333 or john.pratt@convergys.com

Trade & Social Media - Jeff Hazel

+1 513 723 7153 or jeff.hazel@convergys.com

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